Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

JUNE 8, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PLAN TO SELL ITS

MIDSTREAM ASSETS IN THREE TRANSACTIONS FOR TOTAL EXPECTED

CASH PROCEEDS OF MORE THAN $4.0 BILLION

Company to Sell All of Its Limited Partner Units and General Partner Interest in

Chesapeake Midstream Partners, L.P. to Global Infrastructure Partners

for Cash Proceeds of $2.0 Billion

Company Also Enters into Letter Agreements to Sell Chesapeake Midstream

Development, L.P. to Global Infrastructure Partners and Certain Mid-Continent

Midstream Assets to Chesapeake Midstream Partners, L.P. for Expected

Total Cash Proceeds of More than $2.0 Billion

Divestitures Allow Company to Reduce Previously Budgeted Capital Expenditures by Approximately $3.0 Billion over the Next Three Years

OKLAHOMA CITY, OKLAHOMA, JUNE 8, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced plans to sell its midstream assets in three separate transactions for total expected cash proceeds of more than $4.0 billion. The midstream divestitures will also enable Chesapeake to reduce previously budgeted capital expenditures by approximately $3.0 billion over the next three years.

Chesapeake has agreed to sell its limited partner units and its general partner interests in Chesapeake Midstream Partners, L.P. (NYSE:CHKM) to Global Infrastructure Partners (GIP) for cash proceeds of $2.0 billion. Chesapeake expects to receive the first half of the proceeds on June 15, 2012 with a final closing and payment of the second half of the proceeds scheduled to occur by June 29, 2012. Chesapeake’s net book value for these assets as of March 31, 2012 was approximately $1.0 billion, and the company anticipates reporting a pretax gain on the sale of approximately $1.0 billion.

Chesapeake has also entered into a letter agreement with CHKM relating to the potential sale of certain Mid-Continent gathering and processing assets to CHKM and a separate letter agreement with GIP for the sale of the company’s interests in its wholly owned subsidiary, Chesapeake Midstream Development, L.P. (CMD) to GIP. Chesapeake expects total cash proceeds of more than $2.0 billion from these two transactions. The company’s net book value for these assets as of March 31, 2012 was approximately $1.4 billion. The GIP letter agreement includes a 45-day exclusive negotiation period and a 45-day extension period if a purchase price has been agreed to and progress is being made toward closing.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA (405) 767-4763 jeff.mobley@chk.com	John J. Kilgallon (405) 935-4441 john.kilgallon@chk.com	Michael Kehs (405) 935-2560 michael.kehs@chk.com	Jim Gipson (405) 935-1310 jim.gipson@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We have been working for the past few months to monetize our substantial and valuable midstream assets and are pleased to announce the sale of our investments in CHKM and a plan to sell our remaining midstream assets at attractive prices. These transactions will preserve the strategic relationships we have with CHKM and CMD as our primary midstream service providers and further strengthen the close relationship we have enjoyed with GIP since 2009. The proceeds of these transactions are an important part of our 2012 asset sales program that is on track to generate cash proceeds of $11.5-14.0 billion. Combined with the $2.6 billion of proceeds generated to date in 2012 from asset sales, this series of midstream transactions will bring our announced asset sales for the year up to approximately $6.6 billion. With our Permian asset sale, Mississippi Lime JV and other miscellaneous asset sales still to come in the second half of the year, we feel very good about our ability to meet our targeted range for 2012 asset sales. Importantly, the sale of CMD will also reduce previously planned capital expenditures by approximately $3.0 billion over the next three years. We greatly appreciate the hard work and dedication of our midstream employees as they have contributed to building one of the largest and highest quality midstream businesses in the industry. We look forward to the continued success of our midstream businesses under the leadership of its existing midstream management team and GIP’s new ownership.”

J. Mike Stice, CHKM’s Chief Executive Officer and CMD’s President, commented, “This is a new beginning for both CHKM and CMD and an opportunity to explore additional growth opportunities from a solid foundation provided by CHK as our anchor shipper. We have built a very talented and profitable organization, and I am very excited about the future of our independent midstream businesses. We believe our unique combination of contractual, organic and dropdown growth is unmatched in the midstream industry.”

Adebayo Ogunlesi, GIP’s Managing Partner, commented, “We have enjoyed a mutually beneficial partnership with Chesapeake over the past three years, and we look forward to continuing to provide Chesapeake with high quality midstream services while expanding these offerings to other producers requiring similar services. The management team and employees at CHKM have proven to be very capable and highly customer focused, and we are confident this business will continue to be successful and grow profitably in the years ahead.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Marcellus, Haynesville, Bossier, and Barnett natural gas shale plays and in the Eagle Ford, Utica, Mississippi Lime, Granite Wash, Cleveland, Tonkawa, Niobrara, Bone Spring, Avalon, Wolfcamp and Wolfberry unconventional liquids plays. The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing, Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM). Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes “forward-looking statements” that give Chesapeake’s current expectations or forecasts of future events. These statements include the completion of the sale of limited partner units and general partner interests in Chesapeake Midstream Partners, L.P. (NYSE:CHKM) and the potential sale of Mid-Continent gathering and processing assets and Chesapeake’s wholly owned subsidiary, Chesapeake Midstream Development, L.P. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. The terms of the transactions covered by the letter agreements are subject to negotiation and may not be completed in the time frame anticipated or at all. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.